UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MGP Ingredients, Inc.
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On July 26, 2013, MGP Ingredients, Inc. issued the following news release commenting on the Atchison County District Court ruling.

NEWS RELEASE MGP Ingredients, Inc. Comments on Court Ruling ATCHISON, Kan., July 26, 2013 – MGP Ingredients, Inc. (Nasdaq: MGPI) (the "Company") today announced that Judge Robert J. Bednar of the Atchison County District Court ordered that the Company’s previously adjourned May 23, 2013 Annual Meeting be recommenced on or before August 26, 2013 and separately, that stockholder tabulation data be provided for inspection immediately. John R. Speirs, Chairman of MGP, commented, “While we look forward to recommencing the Annual Meeting, it is unfortunate stockholders may now be deprived of the ability to have complete information regarding the validity of the voting trust controlled by members of the Cray Group before that meeting takes place. In addition, we find it troubling that the Cray Group has access to the identity and voting result of each vote cast prior to the adjournment of the Annual Meeting which we view as directly in conflict with their proposal seeking confidential voting.” Speirs continued, “As Independent Directors, we are committed to ensuring that all stockholders have the ability to participate in a fair process and express their views regarding the future of MGP. We will continue to communicate with stockholders regarding the importance of supporting MGP’s Independent Directors and management team in maintaining a strong and vibrant MGP. We urge stockholders to support MGP’s continued progress as a public company focused on the interests of all stockholders by voting the WHITE proxy card.” The Company will provide notice in the future as to the time and place of a recommencement of the Annual Meeting. Voting remains open by telephone, the Internet or mail prior to the Annual Meeting of stockholders. Stockholders who have already voted need not submit another vote unless they wish to change their votes. See the information in the Company's proxy statement regarding voting procedures. The Company's proxy statement and annual report on Form 10-K for the year ended December 31, 2012, are available at the following website that can be accessed anonymously: www.proxyvote.com. About MGP Ingredients MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

NEWS RELEASE Cautionary Note Regarding Forward-Looking Statements This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison or Indiana facilities, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments and (x) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in Part II of the Company's Report on Form 10-K for the year ended December 31, 2012. Important Additional Information MGP Ingredients, Inc., its directors, and certain of its officers are participants in the solicitation of proxies from MGP stockholders in connection with MGP’s 2013 Annual Meeting of Stockholders. Important information concerning the identity and interests of these persons is available in the definitive proxy statement that MGP filed with the SEC on April 11, 2013 as subsequently supplemented or amended, including the amended definitive materials dated July 12, 2013. The definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning MGP are available free of charge at www.sec.gov and www.mgpingredients.com. Stockholders should carefully read the definitive proxy statement, including supplements there to, before making any voting decision. CONTACT: Investors & Analysts: George Zagoudis, Investor Relations 913-360-5441 or george.zagoudis@mgpingredients.com Media: Shanae Randolph, Corporate Director of Communications 913-367-1480 or shanae.randolph@mgpingredients.com